Exhibit 99.1

PEGASYSTEMS INC.	101 Main Street,
Cambridge, MA. 02142-1590. USA.

[PEGASYSTEMS LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

For information, contact: Chris Sullivan Chief Financial Officer Pegasystems Inc. (617) 374-9600, ext. 6020 chris.sullivan@pega.com	Beth Lewis Director, Investor Relations Pegasystems Inc. (617) 374-9600, ext. 6077 beth.lewis@pega.com

Pegasystems Reports Second Quarter Revenue of $24 Million,

Continued Success with PegaRULES Process Commander

New clients include chip manufacturer and medical equipment provider

CAMBRIDGE, Mass., July 28, 2004– Pegasystems today announced its 2004 second quarter results, reporting revenue of $24 million, pre-tax profits of $3.3 million, earnings per diluted share of $0.06 and positive cash flow from operations of $2.4 million.

Second Quarter Financial Performance

	Quarter
(In millions, except per share data and percentages)	Q2 2004	Q1 2004	Q2 2003
Total Revenue	$24.0	$24.7	$25.5
License Revenue	$11.7	$9.7	$15.9
% of Total Revenue	49%	39%	63%
Services Revenue	$12.4	$15.0	$9.6
% of Total Revenue	51%	61%	37%
Pre-tax Income	$3.3	$2.7	$5.9
Provision for income taxes	$1.2	$0.9	$2.0
Net Income	$2.1	$1.7	$3.9
Basic Earnings Per Share	$0.06	$0.05	$0.11
Diluted Earnings Per Share	$0.06	$0.05	$0.11

Henry Ancona, President and Chief Operating Officer commented, “While the second quarter 2004 total revenue is down 6 percent year-over-year, excluding the $3.5 million anticipated reduction in revenue associated with the restructured First Data Resource agreement, total revenue increased versus the same quarter last year. Service revenue grew 29% year-over-year based on growth in both consulting and maintenance revenues. We continue to see acceptance of our comprehensive business process management (BPM) software, PegaRULES Process Commander, with penetration into new markets during the second quarter including sales to a major chip manufacturer and a medical equipment provider. Perpetual and subscription license revenue grew $1.5 million, or 33%, from the prior year. As anticipated, fewer scheduled term license renewals in the second quarter of 2004, in conjunction with a larger than usual extension in the second quarter of 2003, resulted in a year-over-year decrease in term license revenue from $11.3 million to $5.6 million.

“During the quarter, the majority of our license signings were for PegaRULES Process Commander. License signings included three new names and two existing customers who expanded their Pegasystems relationships to encompass new uses of our technology. New customers include a semiconductor manufacturer who will use PegaRULES Process Commander in support of a fully automated factory systems environment. PegaRULES Process Commander was also purchased by a medical equipment provider in support of product and service delivery to 400,000 patients. As noted previously, the time from license sale to revenue recognition for our PegaRULES Process Commander platform is proving to be shorter than the cycle that has been typical for our other applications.

Ancona continued, “During the quarter, the majority of the sales were partner-assisted, including deals with IBM, Accenture, Cognizant and Satyam. Importantly, as our partners continue to build their BPM practices, we have expanded our alliance initiatives and as of June 30, 2004 we have trained more PRPC designers and implementers than all of last year.”

Chris Sullivan, CFO, commented, “This was a quarter of solid performance as we continue to see acceptance of our market-leading technology. The software industry as a whole has seen lengthening negotiations and delays in customer signings and we are not immune to these trends. As a result, we now expect 2004 revenue to be in the range of $95 to $106 million, with pre-tax income from $12 to $18 million, and cash flow from operations in the range of $10 to $16 million.”

Founder and CEO Alan Trefler commented, “Through the first half of the year we have now sold our sophisticated business process management system to users ranging from one of the largest defense contractors to a mid-sized medical equipment and services provider. Customers are buying our product for uses ranging from compliance to marketing to global tax analysis. Buyers increasingly understand the importance of managing complex, changing business processes through the power of rules and are increasingly looking at Pegasystems for our PegaRULES-based BPM capabilities.”

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Thursday, July 29, 2004. Dial-in information is as follows: 800-250-4434 (domestic) or 706-634-0667 (international). A replay of the teleconference will be available through August 5 at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 8765629.

If interested in listening to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the Investor Relations section.

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides rules-based, smart business process management (BPM) software to large organizations, helping to deliver significant ROI and providing them with the flexibility and agility to respond to changing business needs. The company offers applications for the financial services, healthcare, insurance and government markets, as well as a cross-industry BPM application. Pegasystems is headquartered in Cambridge, Mass., and has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including without limitation our financial guidance with respect to 2004 revenue, pre-tax income and cash flow from operations. The words “believe,” “expect,” “hope,” “anticipate,” “plan” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product implementations and consequently the timing of our license revenue recognition, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services and healthcare markets, historically our core markets, our ability to attract and retain key employees, reliance on certain key third-party relationships, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of July 28, 2004. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to July 28, 2004.

###

PEGASYSTEMS INC.

Condensed Consolidated Balance Sheets

(in thousands, except share-related amounts)

	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and equivalents	$49,957	$67,989
Short-term investments	45,263	19,946

Total cash and short-term investments	95,220	87,935
Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2004 and 2003	9,937	9,602
Short-term license installments	33,128	28,565
Prepaid expenses and other current assets	1,221	727

Total current assets	139,506	126,829
Long-term license installments, net of unearned interest income	44,733	53,666
Equipment, furniture and improvements, net of accumulated depreciation and amortization	1,208	992
Acquired technology, net of accumulated amortization	554	729
Other assets	144	166
Goodwill	2,346	2,346

Total assets	$188,491	$184,728

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued payroll related expenses	$5,285	$8,886
Accounts payable and accrued expenses	8,087	7,784
Deferred revenue	13,224	14,180

Total current liabilities	26,596	30,850
Deferred income taxes	1,875	625
Other long-term liabilities	81	81

Total liabilities	28,552	31,556

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 70,000,000 shares authorized; 35,759,283 shares and 35,212,505 shares issued and outstanding in 2004 and 2003, respectively	358	352
Additional paid-in capital	120,791	117,391
Stock warrants	211	374
Retained earnings	37,599	33,735
Accumulated other comprehensive income (loss):
Net unrealized loss on short-term investments	(183)	(9)
Foreign currency translation adjustments	1,163	1,329

Total stockholders’ equity	159,939	153,172

Total liabilities and stockholders’ equity	$188,491	$184,728

PEGASYSTEMS INC.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Software license	$11,677	$15,937	$21,340	$32,134
Services	12,363	9,550	27,357	18,977

Total revenue	24,040	25,487	48,697	51,111

Cost of revenue:
Cost of software license	87	88	175	175
Cost of services	6,028	6,525	12,680	12,921

Total cost of revenue	6,115	6,613	12,855	13,096

Gross profit	17,925	18,874	35,842	38,015

Operating expenses:
Research and development	4,826	5,438	10,311	10,198
Selling and marketing	7,838	6,379	15,656	11,912
General and administrative	2,754	2,879	5,689	5,389

Total operating expenses	15,418	14,696	31,656	27,499

Income from operations	2,507	4,178	4,186	10,516

Installment receivable interest income	680	1,350	1,387	2,550
Other interest income, net	466	130	769	335
Other (expense) income, net	(371)	260	(378)	221

Income before provision for income taxes	3,282	5,918	5,964	13,622
Provision for income taxes	1,160	2,000	2,100	2,900

Net income	$2,122	$3,918	$3,864	$10,722

Earnings per share:
Basic	$0.06	$0.11	$0.11	$0.31

Diluted	$0.06	$0.11	$0.10	$0.30

Weighted average number of common and common equivalent shares outstanding:
Basic	35,648	34,337	35,521	34,345

Diluted	37,055	35,516	37,095	35,261

PEGASYSTEMS INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$3,864	$10,722
Adjustments to reconcile net income to net cash provided by operating activities:
Stock option income tax benefits	634	252
Deferred income taxes	1,250	1,100
Depreciation and amortization	687	860
Reduction in provision for doubtful accounts receivable	—	(90)
Changes in operating assets and liabilities:
Trade accounts receivable and license installments	3,915	(9,222)
Prepaid expenses and other current assets	(396)	258
Accounts payable and accrued expenses	(3,258)	1,537
Deferred revenue	(956)	5,222

Net cash provided by operating activities	5,740	10,639

Cash flows from investing activities:
Purchase of investments	(36,698)	(3,620)
Maturing and called investments	9,350	4,799
Sale of investments	1,749	—
Purchase of equipment, furniture and improvements	(617)	(84)
Other long-term assets and liabilities	17	(20)

Net cash (used in) provided by investing activities	(26,199)	1,075

Cash flows from financing activities:
Proceeds from sale of stock under Employee Stock Purchase Plan	329	253
Exercise of stock options	2,280	419

Net cash provided by financing activities	2,609	672

Effect of exchange rate on cash and equivalents	(182)	346

NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	(18,032)	12,732

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	67,989	57,393

CASH AND EQUIVALENTS, END OF PERIOD	$49,957	$70,125